Exhibit 99.1
For Immediate Release	www.fairchildsemi.com
January 15, 2004
Investor Relations:
Dan Janson
207-775-4605
investor@fairchildsemi.com

Corporate Communications:
Patti Olson
207-775-8728
patti.olson@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

Fairchild Semiconductor Reports Fourth Quarter and Year End Results

•	Sales Grow 12% Sequentially and 4% from Fourth Quarter 2002

•	Operating Margin Increases 330 Basis Points Sequentially

•	13 Week Backlog at Highest Level in Over Three Years

•	Strong Demand Continues Across Multiple End Markets

•	Positive Operating Cash Flow for 21st Consecutive Quarter

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize power in multiple end markets, today announced results for the fourth quarter and full year ended December 28, 2003. Fairchild reported fourth quarter sales of $369.2 million, 12% higher than the prior quarter and 4% greater than fourth quarter 2002.

Fairchild reported net income of $5.3 million or $0.04 per diluted share. Included in the fourth quarter 2003 results are pre-tax charges of $6.0 million associated with the accounting for in-process research and development related to the purchase of Raytheon’s non-military RF components business completed in the quarter as well as certain restructuring activities. Operating margin for the fourth quarter was 4.9%, up 330 basis points sequentially.

Fairchild reported a sequential increase in pro forma net income to $17.5 million or $0.14 per diluted share compared to pro forma net income of $5.5 million or $0.05 per diluted share in the previous quarter and $11.9 million or $0.10 per diluted share in the fourth quarter of 2002. This is a 180% increase in pro forma EPS from the prior quarter and a 40% increase from a year ago. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, and other items.

Full year revenues for 2003 were $1395.8 million, compared to $1411.9 million in 2002. Fairchild reported a net loss of $81.5 million or $0.69 per share in 2003, compared to a net loss of $2.5 million or $0.02 per share in 2002. On a pro forma basis, the company reported net income of $31.3 million or $0.26 per diluted share, compared to $28.8 million or $0.26 per diluted share in 2002.

“I’m very excited about our performance in the fourth quarter,” said Kirk Pond, Fairchild’s chairman, president and CEO. “It was a breakout quarter in many ways. We grew revenue 12% sequentially and 4% from a year ago driven by our market leadership position in power products. Bookings were at the highest level in over three years. Our streamlined operations group did a tremendous job adjusting output to support this significant ramp in demand. We increased operating margins through solid management of our product mix enabled by our investment in leading edge supply chain management and business systems. I am very proud of the efforts of all our employees in delivering exceptional operational and financial performance in the fourth quarter.”

End Market, Channel, and Regional Trends

“Demand continued to be broad based and very strong throughout the fourth quarter,” explained Pond. “We booked orders at a consistently high level even during December. Total backlog grew more than 40% sequentially, led by strength in the computing, industrial, communications, and consumer end markets. This high level of demand has driven our blended capacity utilization to over 90% and increased our total backlog to the highest level in over three years. Average lead times are tracking in the 10 to 11 week range. Some of our product lines are at full capacity utilization and we are increasing both internal and external capacity as appropriate to support our customers.

“Distribution demand was particularly strong during the quarter, driving our sales into the channel to increase 15% sequentially,” said Pond. “We believe distributor re-sales have increased while inventories remained fairly level from the prior quarter which has reduced supply on hand to approximately 11 weeks despite our higher sales into the channel. This level is down from the start of the fourth quarter and below our target of 13 weeks of supply on hand.

“Last quarter we discussed the broad based nature of our end market demand and highlighted that we would be closely watching the holiday sell through of the end markets that use our semiconductors,” stated Pond. “Based on the pace of bookings from our customers in the fourth quarter, especially the robust demand in December, the low cancellations we experienced during the fourth quarter, and the strength of our customers’ end market sales during the holidays, it would appear that we did have a very good sell through. This strength in end market demand, coupled with already low semiconductor supply chain inventory, provides a great start for 2004.”

Design Wins and New Products

“Our investment in new products is really paying off as we enter this upturn,” stated Pond. “We’ve seen strong design activity in our latest generation MOSFETs, Green Mode power switches, power supply controllers for microprocessors and DDR memory, automobile ignition and consumer appliance IGBT products, Smart Power Modules™, and video filters.

“We’re winning designs at many Asian PC manufacturers with our new VRM10 power supply controllers,” said Pond. “These products, coupled with our latest power MOSFETs and drivers, deliver a complete high performance solution that is very cost effective. We are seeing tremendous interest in our new energy efficient, Green Mode power switches. We won designs at a number of customers for applications such as televisions, plasma display panels, DVD players and recorders, as well as a number of wins for battery chargers. Our latest low voltage power MOSFETs in leading edge packages are gaining designs at many notebook manufacturers helping to drive a significant increase in backlog for this segment. We have a great pipeline of new products driving our dominance as the top supplier of power semiconductors.

“We have built a company focused on the power market, streamlined to deliver product at very competitive costs, well positioned in the fast growing Asian markets, and committed to developing exciting new products,” said Pond. “In the fourth quarter we executed this strategy very well and delivered exceptional results. We enter 2004 with excellent backlog visibility and a great deal of momentum. I’m optimistic that we will continue to deliver significantly improved financial performance through the year.”

Fourth Quarter Financials

“Fairchild executed well in the fourth quarter, exceeding our sales and operating margin guidance,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “Much of the increase in sales and operating margin was driven by better product mix, improved fixed cost leverage, and lower costs. We generated $61.2 million in operating cash flow and increased our cash and marketable investments to $627.3 million. In the fourth quarter Fairchild demonstrated significant financial leverage through the strength of our business model.”

First Quarter Guidance

“We forecast first quarter revenues to increase 1 to 4% percent sequentially,” said Towse. “We have more than 90% of this amount already on backlog and scheduled for shipment in the first quarter. This is significantly better than what we would normally expect in the first quarter.

“We anticipate gross margin will be roughly 100 basis points higher sequentially due to the better product mix, lower costs, and a more favorable pricing environment,” said Towse. “We continue to plan capital expenditures for the year at around 8 to 10% of sales, with a higher percentage in the first half, to accelerate the addition of capacity primarily to support demand for power discrete products. We forecast our tax rate for 2004 to be 25%.

“Looking beyond the first quarter, we believe that Fairchild will increase sales at or above the industry growth rate for our products,” stated Towse. “Our longer term target for gross margins continues to be in the mid 30 percent of sales. We would also expect to keep our R&D and SG&A spending as a percent of revenue in roughly the same range as the first quarter 2003 levels.

“We had a great fourth quarter and forecast an even better first quarter,” concluded Towse. “Fairchild is executing our strategy well and I am very confident about our potential in 2004.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

Special Note on Forward Looking Statements:
The statements in the first quarter guidance section above are forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Fairchild Semiconductor International, Inc.
Pro Forma Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Total revenue	$369.2	$353.9	$1,401.3	$1,411.9
Cost of sales	280.4	268.2	1,084.0	1,060.1

Gross profit	88.8	85.7	317.3	351.8

Operating expenses:
Research and development	19.0	19.7	74.8	82.2
Selling, general and administrative	37.7	36.6	149.9	145.1

Total operating expenses	56.7	56.3	224.7	227.3

Operating income	32.1	29.4	92.6	124.5
Interest expense, net	14.0	17.5	66.2	86.6

Income before income taxes	18.1	11.9	26.4	37.9
Provision (benefit) for income taxes	0.6	—	(4.9)	9.1

Pro forma net income	$17.5	$11.9	$31.3	$28.8

Pro forma net income per common share:
Basic	$0.15	$0.10	$0.27	$0.27

Diluted	$0.14	$0.10	$0.26	$0.26

Weighted average common shares:
Basic	117.9	117.0	117.5	108.1

Diluted	123.5	118.1	120.0	111.6

Pro forma statements of operations are intended to present the Company’s operating results, excluding special items described below, for the periods presented.

Pro forma net income and pro forma operating income are presented because we use them as additional measures of our operating performance. EBITDA, pro forma net income, and pro forma operating income should not be considered as alternatives to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

During the twelve months ended December 28, 2003 and December 29, 2002 the special items included restructuring and impairments, distributor sales reserves associated with restructuring, inventory charges associated with restructuring, costs associated with the redemption of 10 3/8% and 10 1/8% notes, purchased in-process research and development, gain on sale of space and defense product line and amortization of acquisition-related intangibles.

Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Pro Forma Net Income
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Net income (loss)	$5.3	$3.5	$(81.5)	$(2.5)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	3.9	8.6	66.6	12.2
Distributor sales reserves associated with restructuring	—	—	5.5	—
Inventory charge associated with restructuring	—	1.6	4.0	1.6
Costs associated with the redemption of 10 3/8 % Notes	—	—	23.4	—
Costs associated with the redemption of the 10 1/8% Notes	—	—	—	22.1
Purchased in-process research and development	2.1	—	2.1	1.7
Gain on sale of space and defense product line	—	(0.6)	—	(21.1)
Amortization of acquisition-related intangibles	8.0	9.5	33.3	37.8
Associated tax effects	(1.8)	(4.3)	(22.1)	(16.6)
Less other tax credits	—	(6.4)	—	(6.4)

Pro forma net income	$17.5	$11.9	$31.3	$28.8

Fairchild Semiconductor International, Inc.
Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Total revenue	$369.2	$353.9	$1,395.8	$1,411.9
Cost of sales	280.4	269.8	1,088.0	1,061.7

Gross profit	88.8	84.1	307.8	350.2

Operating expenses:
Research and development	19.0	19.7	74.8	82.2
Selling, general and administrative	37.7	36.6	149.9	145.1
Amortization of acquisition-related intangibles	8.0	9.5	33.3	37.8
Restructuring and impairments	3.9	8.6	66.6	12.2
Purchased in-process research and development	2.1	—	2.1	1.7
Gain on sale of space and defense product line	—	(0.6)	—	(21.1)

Total operating expenses	70.7	73.8	326.7	257.9

Operating income (loss)	18.1	10.3	(18.9)	92.3
Interest expense, net	14.0	17.5	66.2	86.6
Other (income) expense, net	—	—	23.4	22.1

Income (loss) before income taxes	4.1	(7.2)	(108.5)	(16.4)
Benefit for income taxes	(1.2)	(10.7)	(27.0)	(13.9)

Net income (loss)	$5.3	$3.5	$(81.5)	$(2.5)

Net income (loss) per common share:
Basic	$0.04	$0.03	$(0.69)	$(0.02)

Diluted	$0.04	$0.03	$(0.69)	$(0.02)

Weighted average common shares:
Basic	117.9	117.0	117.5	108.1

Diluted	123.5	118.1	117.5	108.1

Fairchild Semiconductor International, Inc.
Balance Sheets
(In millions)
(Unaudited)

	December 28,	December 29,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$531.1	$618.3
Short-term marketable securities	15.8	2.0
Receivables, net	153.4	150.6
Inventories	221.5	208.8
Other current assets	62.2	40.6

Total current assets	984.0	1,020.3
Property, plant and equipment, net	622.7	660.9
Intangible assets, net	177.4	208.4
Goodwill	230.1	230.1
Long-term marketable securities	80.4	30.4
Other assets	163.9	138.0

Total assets	$2,258.5	$2,288.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$0.4
Accounts payable	109.6	113.7
Accrued expenses and other current liabilities	134.8	92.8

Total current liabilities	247.7	206.9
Long-term debt, less current portion	848.6	852.8
Other liabilities	14.5	13.2

Total liabilities	1,110.8	1,072.9
Total stockholders’ equity	1,147.7	1,215.2

Total liabilities and stockholders’ equity	$2,258.5	$2,288.1

Fairchild Semiconductor International, Inc.
Statements of Cash Flows
(In millions)
(Unaudited)

	Twelve Months Ended

	December 28,	December 29,
	2003	2002

Cash flows from operating activities:
Net loss	$(81.5)	$(2.5)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	182.9	171.5
Restructuring and impairments, net of cash expended	49.1	4.6
Purchased in-process research and development	2.1	1.7
Other	(28.2)	(32.3)
Changes in operating assets and liabilities, net of acquisitions	1.9	(5.9)

Cash provided by operating activities	126.3	137.1

Cash flows from investing activities:
Capital expenditures	(136.3)	(130.0)
Acquisitions and divestitures, net of cash acquired	(9.5)	23.9
Purchase of marketable securities	(139.5)	(32.4)
Sale of marketable securities	74.5	—
Other	(2.0)	(3.1)

Cash used in investing activities	(212.8)	(141.6)

Cash flows from financing activities:
Repayment of long-term debt	(301.3)	(285.4)
Issuance of long-term debt	300.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	16.0	411.1
Other	(15.4)	(7.3)

Cash provided by (used in) financing activities	(0.7)	118.4

Net change in cash and cash equivalents	(87.2)	113.9
Cash and cash equivalents at beginning of period	618.3	504.4

Cash and cash equivalents at end of period	$531.1	$618.3